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                                                                   EXHIBIT 10.17

               MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH
                           TECHNOLOGY LICENSE CONTRACT

                     ARTICLE 1.00 - PRELIMINARY PROVISIONS.

1.01  DATE.  The effective date of this contract is the 26th day of May, 2000.

1.02  PARTIES.  There are two parties to this contract.  They are:

(a) MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH, a Minnesota charitable corporation, located at 200 First Street SW, Rochester, Minnesota 55905-0001 (called "MAYO" in this contract), and

(b) GMP|Cardiac Care, Inc., a Delaware corporation with its principal place of business at One East Broward Boulevard, Suite 1701, Fort Lauderdale, FL 33301 (called the "COMPANY" in this contract).

1.03 PURPOSE OF CONTRACT. Certain inventions have been made in connection with MAYO's research, patient care and education programs. By assignment of the inventions from the inventors, MAYO owns certain patent-rights and know-how. MAYO intends to grant licenses to use its patent rights and know-how for the development of products, processes and methods for public use and benefit. The COMPANY intends to develop marketable products, processes and methods for public use and benefit within the Territory described in this contract, by using the Licensed Rights and Licensed Know-How. Both parties acknowledge that MAYO has carefully selected the COMPANY because of the COMPANY's unique characteristics that make the COMPANY especially suitable as a licensee of the inventions. The COMPANY enters this licensing contract with MAYO for use of the Licensed Rights and Licensed Know-How on an exclusive basis, subject only: (a) to MAYO's right to make, have made, and use the Licensed Rights and Know-How on a royalty-free basis within its and its Affiliates' own non-commercial research programs; and
(b) to the rights, if any, of the United States government. For purposes of this paragraph, non-commercial research programs shall exclude research programs that use the Licensed Rights and Licensed Know-How to perform clinical research for a for-profit organization, to produce or manufacture products for general sale, or to perform services for a fee. The parties believe that the only commercially-practical way of developing products and processes for public use and benefit using the Licensed Rights and Know-How is an exclusive licensing arrangement.

                           ARTICLE 2.00 - DEFINITIONS.

2.01 AFFILIATE means a legal entity controlled by, or controlling, another legal entity, or which is an Affiliate of an Affiliate, or an Affiliate of an Affiliate of an Affiliate. "Control" means direct or indirect beneficial ownership of at least fifty (50) percent of the voting stock of a corporation; direct or indirect ownership of at least fifty (50) percent of the income of a legal entity; or possession of at least fifty (50) percent of the voting rights of the members of a nonprofit or nonstock corporation. MAYO's Affiliates include, but are not limited to: Mayo Foundation; Rochester Methodist Hospital; Saint Mary's Hospital; Mayo Clinic Jacksonville, Florida; St. Luke's Hospital, Jacksonville, Florida; Mayo Clinic Arizona; Mayo Clinic Hospital, Arizona; Mayo Regional Practices, P.C., Decorah, Iowa; and Mayo Regional Practices of Wisconsin, Ltd.

2.02 COMBINATION PRODUCT means a product that includes a Licensed Product sold in combination with another component(s) the manufacture, use or sale of which by an unlicensed party would not constitute an infringement of the Licensed Rights under this contract (the "Unlicensed


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Component(s)").

2.03 FIELD OF USE means all diagnostic, scientific, forensic and therapeutic applications and all equipment, materials, devices and/or services that provide or perform such functions.

2.04 LICENSE QUARTER begins on the date in Section 1.01 of this contract, and thereafter begins on the first day of each January, April, July, and October during the term of this contract.

2.05 LICENSE YEAR begins on the date in Section 1.01 of this contract, and thereafter begins on the first day of each January during the term of this contract.

2.06 LICENSED KNOW-HOW means trade secrets including technical information, whether or not patentable, including but not limited to engineering, scientific, and practical information and formulas; information about qualities, uses, and sales methods and procedures; information about materials and sources; blueprints, drawings, specifications, and other relevant writings used in the design, manufacture, and sale of products, processes, and methods in connection with the Licensed Rights and Licensed Products.

2.07 LICENSED PRODUCTS means any device or other product, the manufacture, use, import, offer to sell or sale of which would constitute, but for the license granted to the COMPANY pursuant to this contract, an infringement of a valid claim of Licensed Rights (infringement shall include, but is not limited to, direct, contributory or inducement to infringe).

2.08 LICENSED RIGHTS means:

           (a) the United States, international and foreign patents listed on Exhibit A as of the date hereof;
           (b) the United States, international and foreign patent applications and/or provisional applications listed on Exhibit A and the resulting patents;
           (c) any patent applications resulting from the provisional applications or disclosures listed on Exhibit A, and any divisionals, continuations-in-part applications, and continued prosecution applications (and their relevant international or foreign equivalents) of the patent applications listed on Exhibit A and of such patent applications that result from the provisional applications or disclosures listed on Exhibit A, to the extent the claims are directed to subject matter specifically described in the patent applications or disclosures listed on Exhibit A, and the resulting patents;
           (d) any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (a), (b) and (c) above;
           (e) international (non-United States) patent applications and provisional applications filed after the date of this Agreement and the relevant international equivalents to divisionals, continuations, continuation-in-part applications and continued prosecution applications of the patent applications to the extent the claims are directed to subject matter specifically described in the patents or patent applications referred to in (a), (b),
               (c) and (d) above and the resulting patents; and
           (f) all future patent applications having claims that are improvements or enhancements to the inventions disclosed and claimed in patent applications and patents listed on Exhibit A and any corresponding foreign patent applications and any patents, patents of addition, or other equivalent foreign patent rights issuing, granted or registered thereon arising out of or in connection with research at MAYO sponsored by the COMPANY (collectively, "Related


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               Improvements").

2.09 MATERIAL BREACH means breaches of this contract which are specified in this contract as being material breaches, and in addition any breach of this contract which the non-breaching party in the exercise of its good-faith discretion determines is so injurious to the relationship between the parties that this contract should be liable to immediate Termination.

2.10 MAYO INFORMATION means all information embodied in the Licensed Rights and Licensed Know-How or expressly marked, labeled, referenced in writing, or otherwise designated by MAYO as confidential, which is disclosed to the COMPANY by MAYO, relating in any way to MAYO's markets, customers, patents, inventions, products, procedures, designs, plans, organization, employees, or business in general, but not including:

         (a) information that becomes part of the public domain through no action or fault of the COMPANY; or

         (b) information that the COMPANY can show by sufficient proof was in its possession before disclosure by MAYO to the COMPANY and was not acquired, directly or indirectly, from MAYO; or

         (c) information that was received by the COMPANY from a third party having a legal right to transmit such information; or

         (d) information that is independently developed by the COMPANY without the benefit of the MAYO Information.

2.11 NET SALES means gross sales revenues received by the COMPANY or the COMPANY's Affiliates from their sale of Licensed Products, less trade discounts allowed, refunds, returns and recalls, sales taxes, freight, storage and delivery costs, discounts or rebates accrued, incurred or paid to Federal Medicaid or State Medicare or other payers, amounts exactly repaid or credited by reason of rejections or the return of Licensed Products (due to recalls, dating or other reasons), and any other reasonable customary deductions that according to generally accepted accounting principle ("GAAP") are bona fide deductions from gross sales to determine net sales. Net Sales do not include any monies received by the Company or its affiliated companies from sublicensees.

2.12 SUBLICENSE REVENUES means all monies received by the Company or its affiliated companies from a sublicensee for sales of Licensed Products, by, through, or under a sublicensee.

2.13 TERMINATION of this contract means the ending, expiration, rescission, or any other discontinuation of this contract for any reason whatsoever.

2.14 TERRITORY means the world.

                         ARTICLE 3.00 - GRANT OF RIGHTS.

3.01 GRANT. Subject only to the exceptions described in Section 1.03 of this contract, MAYO grants to the COMPANY an exclusive license to make, have made, use, modify, enhance, import or have imported, and sell or have sold the Licensed Products, and to use the Licensed Rights and Licensed


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*** CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES
    AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.


Know-How in connection therewith, in the Territory within the Field of Use, according to the terms of this contract. The Licensed Rights and Licensed Know-How, if not patented, are trade secrets of MAYO.

3.02 PURCHASE AT COST. MAYO may, at its sole option, purchase the Licensed Products in any quantity for use at the best priced offered by COMPANY for commercial use for the quantities ordered.

3.03 DISCLOSURE OF KNOW-HOW. Within a reasonable time after execution of this contract, and from time to time, MAYO shall make available to the COMPANY the Licensed Know-How. MAYO, however, owns the materials in which the Licensed Know-How is embodied, including, but not limited to, prototypes, blueprints, and plans. The COMPANY shall have the right to engage the inventors to assist in the commercialization of the Licensed Rights for such reasonable periods and at such times and upon such other terms that are mutually acceptable to the inventors and the COMPANY.

3.04 CONFIDENTIALITY. The COMPANY acknowledges that all MAYO Information is confidential and proprietary to MAYO. The COMPANY agrees not to use any MAYO Information during the term of this contract, and for three (3) years after the Termination of this contract, for any purpose other than as permitted under this contract and in connection with its exercise of its rights with regard to the Licensed Rights and Licensed Products. Except as required by governmental orders or as deemed necessary by its counsel for compliance with governing laws and regulations, the COMPANY also agrees not to disclose or to provide any MAYO Information to any third party for any purpose other than as licensed, permitted or required under this contract as to the COMPANY, and to take all reasonable measures to prevent any such disclosure by its employees, agents, contractors, or consultants during the term of this contract, and for three (3) years after its Termination.

       (a) At MAYO's request, the COMPANY shall cooperate fully with MAYO, except financially, in any legal actions taken by MAYO to protect its rights in the Licensed Know How and in the MAYO Information.

       (b)   Any material violation of the COMPANY's obligations stated in this
             Section 3.04 is a Material Breach of this contract.

3.05 SUBLICENSES. The COMPANY shall have the right to sublicense its rights granted under Section 3.01 above to third parties provided that such entities are subject to the same limitations and restrictions imposed upon the COMPANY hereunder. MAYO agrees to promptly review any such proposed agreement and confirm in writing that such proposal meets the requirements described in the preceding sections, or if it does not, to describe the changes necessary to cause it to conform.

                   ARTICLE 4.00 - CONSIDERATION AND ROYALTIES.

4.01 CONSIDERATION. Promptly upon execution of this contract, the COMPANY shall pay MAYO an up-front royalty of [***] as consideration for entering into the contract. This initial royalty is nonrefundable and is not an advance against any royalties otherwise due under this contract.

4.02  FEES AND ROYALTIES.

         (a) The Company shall pay to MAYO a [***] royalty fee on the first anniversary of the


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*** CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES
    AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.


                  execution of this contract.

         (b) The Company shall pay to MAYO a [***] royalty fee on the second anniversary of the execution of this contract.

         (c) The Company shall pay to MAYO a royalty fee of [***] within thirty (30) days of Company receiving regulatory approval for the first Licensed Product from the U.S. Food and Drug Administration ("FDA").

         (d) The Company shall pay to MAYO a royalty fee of [***] within thirty (30) days of Company receiving regulatory approval of the first stent Licensed Product from the FDA.

         (e) The Company shall pay to MAYO a royalty fee of [***] upon successful completion of the FDA phase 3 clinical trials for the first stent Licensed Product.

         (f) The Company shall pay to MAYO a royalty fee of [***] within thirty (30) days of Company receiving FDA approval of each Licensed Product after the first stent Licensed Product.

         (g) The Company shall pay to MAYO running royalties of [***] of Net Sales for cumulative Net Sales which are less than [***]. For the Company's cumulative Net Sales greater than [***] but less than [***], the running royalties due to MAYO from the Company shall be [***] of Net Sales. For the Company's cumulative Net Sales greater than [***], the running royalties due to MAYO from the Company shall be [***] of Net Sales.

         (h) In the event the Company has granted sublicenses under this contract, the Company shall pay to MAYO [***] of any and all Sublicense Revenues; provided, however, that for Licensed Products that are stent products MAYO shall receive an amount equal to the greater of: (i) [***] of Sublicense Revenues; or (ii) [***] of the amount that MAYO would have received if the sale by the sublicensee had been made by COMPANY and therefore considered "Net Sales" rather than "Sublicense Revenues."

         (i) No royalties shall be payable on Licensed Product sales between the Company and any Affiliate of the Company, in which event the royalty shall be based upon the Net Sales of the Company's Affiliate.

         (j) No multiple royalties shall be due and payable because any Licensed Product is covered by more than one patent that is within the definition of Licensed Rights.

         (k) MAYO agrees that no royalties shall be due for the use of the Licensed Products for research and commercial development purposes by the Company and its Affiliates or for use by third parties providing research and development activities on behalf of the Company; in seeking governmental and professional approvals, certifications or endorsements; or for training purposes, except where the Company or its Affiliate receives revenues for the sale of the Licensed Products to the organization using the device for such stated purposes.

         (l) To the extent that the Company obtains, subsequent to the execution of this contract, licenses to third party patents or other intellectual property that are necessary to make, use, import or sell Licensed Products, the Company may deduct from the royalties due to MAYO fifty percent (50%) of the royalties due on such third party patents or intellectual property up to an amount equal to fifty percent (50%) of royalties due hereunder.

         (m) For purposes of calculating royalties for a Combination Product one of the following methods will be used to determine the appropriate "Net Sales" to which to apply the applicable royalty rate:

                  1. By multiplying the net sales of the Combination Product during the applicable royalty accounting period ("accounting period") by a fraction, the numerator of which is the aggregate gross selling price of the Licensed Product contained in the Combination Product if sold separately, and the denominator of which is the sum of the gross selling price of the Licensed Product, and the Unlicensed Component(s) contained in the Combination Product if sold separately; or

                  2. In the event that no such separate sales are made of the Licensed Product or the


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                           Unlicensed Component(s) during the applicable
                           accounting period, Net Sales for purposes of determining royalties payable hereunder shall be calculated by multiplying the Net Sales of the Combination Product by a fraction, the numerator of which is the fair market value of the Licensed Product and the denominator of which is the sum of the fair market value of the Licensed Product and the Unlicensed Component(s) contained in the Combination Product.

4.03 TAXES. The COMPANY is responsible for all taxes (other than net income taxes), duties, import deposits, assessments, and other governmental charges, however designated, which are now or hereafter will be imposed by any authority in or for the Territory: (a) by reason of the performance by MAYO of its obligations under this contract, or the payment of any amounts by the COMPANY to MAYO under this contract; (b) based on the Licensed Products or use of the Licensed Products; or (c) which relate to the import of the Licensed Products into the Territory.

4.04 NO DEDUCTIONS. All payments to be made by the COMPANY to MAYO under this contract represent net amounts MAYO is entitled to receive, and shall not be subject to any deductions or offsets for any reason whatsoever. If such payments become subject to taxes, duties, assessments, or fees of any kind levied in the Territory, such payments from the COMPANY shall be increased to the extent that MAYO actually receives the net amounts due under this contract.

4.05 U.S. CURRENCY. All payments to MAYO under this contract shall be made by draft drawn on a United States bank, and payable in United States dollars.

                     ARTICLE 5.00 - ACCOUNTING AND REPORTS.

5.01 PAYMENT. The COMPANY will deliver to MAYO on or before the following dates:
1 February, 1 May, 1 August, and 1 November, a written report stating Net Sales and Sublicense Revenues during the preceding License Quarter on which royalties are to be based, or stating the status of development of the Licensed Rights, and of preparations to market the Licensed Products if marketing has not yet begun. Each such report shall be accompanied by the royalty payment due for such License Quarter, as provided in Section 4.02.

5.02 ACCOUNTING. The COMPANY shall keep complete, true, and accurate books of accounts and records for the purpose of showing the derivation of all royalties payable to MAYO under this contract. Such books and records shall be kept at the COMPANY's principal place of business for at least three (3) years after the end of the License Year to which they pertain, and shall be open at all reasonable times for inspection by a representative of MAYO for verification of royalty statements or compliance with other aspects of this contract. The MAYO representative shall treat as confidential all relevant matters and shall be a person or firm reasonably acceptable to the COMPANY. MAYO may specify that its representative shall be an independent Certified Public Accountant. If any inspection indicates the royalty payments due MAYO have been under calculated by the COMPANY by ten (10) or more percent for any License Year, then the COMPANY shall promptly reimburse MAYO for all reasonable costs incurred in connection with the inspection. Failure to reimburse MAYO in such an instance, upon MAYO's demand, is a Material Breach of this contract, unless the COMPANY, in good faith, disputes the results of the inspections.


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                 ARTICLE 6.00 - WARRANTIES AND INDEMNIFICATION.

6.01 USE OF NAME AND LOGO. The COMPANY shall be entitled to use publicly for publicity, promotion, or otherwise, the logos, names, trade names, service marks, and trademarks listed and described on Exhibit B attached hereto, or any simulation abbreviation or adaptation of the same or similar logos, marks and names as MAYO may approve, in writing, which consent shall not be unreasonably withheld. Except in connection with the permitted uses described above, the COMPANY shall not (i) register nor attempt to register in any jurisdiction in the world any trademark or service mark that includes the word "MAYO" in any language or alphabet, or that includes any word or symbol confusingly similar to any of MAYO's marks; nor (ii) use any such word or mark in commerce anywhere in the world without MAYO's prior, express, written consent. Violation of this
Section 6.01 is a Material Breach of this contract, entitling MAYO to appropriate equitable or legal relief.

6.02  PATENT MATTERS.  MAYO warrants and represents that:

         (a) It owns or has a license to the Licensed Rights and Licensed Know-How and that it has not made any commitments to others regarding the Licensed Rights and/or Licensed Know-How in the Field of Use that would conflict with the rights granted to the Company hereunder.

         (b) It has not received written notice from any third party that any composition, process or use claimed by the Licensed Rights infringes an issued patent of such third party.

         (c) It has no actual knowledge of any current action conducted by a third party which is or would constitute an infringement of the Licensed Rights in the Field of Use.

         (d) To its knowledge the Licensed Rights permit the manufacture, use, sale and importation of Licensed Products without infringement upon registered rights of any third party within the United States of America.

         (e) It has reviewed its intellectual property portfolio and believes that there are no other patents or patent applications owned by MAYO or licensed to MAYO with the right to grant sublicenses which would be infringed in the practice of the Licensed Rights in the Field of Use in the Territory or in the manufacture, use, sale and importation of Licensed Products.

         (f) The rights in and to the Licensed Rights and Licensed Know-How granted to the Company under this contract are free and clear of liens, claims and encumbrances of any third parties claiming by, through or under MAYO.

Except as expressly provided in this contract, nothing shall be construed as:

(a) a warranty or representation by MAYO as to the validity or scope of any patents contained in the Licensed Rights;

(b) an obligation to bring or to prosecute actions against third parties for infringement of patent; or

(c)      conferring by implication, estoppel, or otherwise any patents of MAYO.

6.03 WARRANTIES. MAYO HAS NOT MADE AND PRESENTLY MAKES NO PROMISES, GUARANTEES, REPRESENTATIONS OR WARRANTIES OF ANY NATURE, DIRECTLY OR INDIRECTLY, EXPRESS OR IMPLIED, REGARDING THE MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY, DURABILITY, CONDITION, QUALITY, OR ANY OTHER CHARACTERISTIC OF THE LICENSED PRODUCTS. THE COMPANY TAKES THE LICENSED PRODUCTS "AS IS," "WITH ALL FAULTS," AND "WITH ALL DEFECTS," AND,


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EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, EXPRESSLY WAIVES ALL RIGHTS TO
MAKE ANY CLAIM WHATSOEVER AGAINST MAYO FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE, OR WARRANTY OF ANY KIND RELATING TO THE LICENSED PRODUCTS.

6.04 INDEMNIFICATION. The COMPANY shall defend, indemnify, and hold harmless MAYO and MAYO's Affiliates from all third party liability, demands, damages, expenses, losses, fees (including attorneys' fees) and settlements, for death, personal injury, illness, or tangible personal property damage arising out of:

(a) use by the COMPANY of inventions or information furnished under this contract; and

(b) use, sale, or other disposition of Licensed Products by the COMPANY or its transferees.

As used in Sections 6.04 (a) and (b), and 6.05, MAYO and its Affiliates include the trustees, officers, agents, and employees of MAYO and its Affiliates. During the term of this contract in which it sells or uses or otherwise distributes Licensed Products for their intended uses, the COMPANY shall carry occurrence-based product liability insurance with policy limits of at least Two Million ($2,000,000). In addition, such policy shall name MAYO as an additional insured.

6.05 WAIVER OF SUBROGATION. The COMPANY expressly waives any right of subrogation that it may have against MAYO resulting from any claim, demand, liability, judgment, settlement, costs, fees (including attorneys' fees), and expenses for which the COMPANY has agreed to indemnify MAYO and its Affiliates or hold MAYO and its Affiliates harmless under Section 6.04 of this contract.

6.06 ADDITIONAL WAIVERS. THE COMPANY AGREES THAT MAYO SHALL NOT BE LIABLE FOR ANY LOSS OR DAMAGE CAUSED BY DELAY IN FURNISHING PRODUCTS OR SERVICES, OR ANY OTHER PERFORMANCE OF PHYSICAL DELIVERY OF GOODS OR SERVICES UNDER THIS CONTRACT, UNLESS RESULTING FROM MAYO'S NEGLIGENCE OR WILFUL AND WANTON MISCONDUCT. IN NO EVENT SHALL MAYO'S LIABILITY OF ANY KIND INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL LOSSES OR DAMAGES, EVEN IF MAYO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO CASE SHALL MAYO'S LIABILITY FOR DAMAGES OF ANY TYPE EXCEED THE TOTAL PAYMENTS THAT HAVE BEEN OR WILL BE MADE TO MAYO BY THE COMPANY UNDER THIS CONTRACT.

                      ARTICLE 7.00 - TERM AND TERMINATION.

7.01 TERM. The term of this contract is for the longer of 20 years, or for the life of the last of any Licensed Rights that may issue.

7.02 TERMINATION FOR MATERIAL BREACH. If the COMPANY defaults in the payment of any royalty, fees, payment, or in the making of any report; or makes a false report; or commits another Material Breach of this contract, MAYO may, at its sole option, terminate this contract upon written notice to the COMPANY, termination being effective on the twentieth (20th) business day after the giving of notice to the COMPANY, unless such default or other Material Breach is first cured to MAYO's reasonable satisfaction.


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7.03 CHALLENGE BY OR INSOLVENCY OF COMPANY. MAYO may terminate this contract immediately upon written notice to the COMPANY if the COMPANY ceases conducting business in the normal course, becomes insolvent or bankrupt, makes a general assignment for the benefit of creditors, admits in writing its inability to pay its debts as they are due, permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors.

7.04 INFRINGEMENT OF THIRD PARTY RIGHTS. If the COMPANY discontinues manufacturing, use, sale, importation, or marketing the Licensed Products or the sublicensing of such rights because of infringement of the rights of a third party, then this contract may be terminated upon written notice from the COMPANY, accompanied by written proof of the infringement claims.

7.05 SURVIVAL. The following obligations survive the Termination of this contract:

(a) the COMPANY's obligation to supply reports covering the time period up to the date of Termination;

(b) MAYO's right to receive payments, fees, and royalties (including minimum royalties) accrued or accruable from payment at the time of any Termination;

(c) the COMPANY's obligation to maintain records, and MAYO's right to have those records inspected;

(d) any cause of action or claim of a party, accrued or to accrue, because of any action, misrepresentation or omission by the other party;

(e) the COMPANY's obligations stated in Sections 3.04 and 6.04 of this contract; and

(f)      the COMPANY's obligation to return all materials given to it by MAYO.

7.06 SURVIVAL OF SUBLICENSES. Any sublicense agreement which MAYO has confirmed as provided in Section 3.05 above shall survive any such termination provided the sublicensee cures any of its defaults under the sublicense, agrees to substitute MAYO as the sublicensor for all future payments and agrees that MAYO has all of the rights of the COMPANY under the sublicense.

                          ARTICLE 8.00 - BEST EFFORTS.

8.01 REPRESENTATIONS OF THE COMPANY. The COMPANY has represented to MAYO, to induce MAYO to enter into this contract, that the COMPANY will commit itself to a thorough, vigorous, and diligent program of obtaining the necessary regulatory approval for the use of the Licensed Products and thereafter marketing the Licensed Products.

8.02 REASONABLE EFFORTS. If at any time during the term of this contract the COMPANY is not exercising, or is then presently unable to exercise, reasonable efforts in the development, production, quality control, service, manufacture, marketing, or sales of the Licensed Products, and fails to cure such defects within sixty (60) days following receipt of written notice of the same, then MAYO may terminate this contract immediately upon written notice to the COMPANY. So long as the COMPANY has received not less than $5,000,000 in accordance with a funding schedule set forth in a development plan as agreed to by the parties, it shall be deemed to be using reasonable efforts so required under this Article 8.


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8.03 ABANDONMENT OF EFFORTS. In the event that COMPANY ceases to make reasonable business efforts for a period of 18 consecutive months to develop a product that is covered by at least one claim of a patent or patent application listed on Exhibit A and thereafter fails to initiate appropriate remedial action within 30 days after receiving written notice from MAYO of such deficiency, that patent or patent application shall be deemed deleted from Exhibit A and COMPANY shall no longer have any rights with respect to such patent or patent application or any patents issuing on such application. In the event that COMPANY decides to abandon reasonable commercial development efforts of any of the Licensed Rights, the COMPANY shall promptly give to MAYO written notice of abandonment and that Licensed Right shall be deemed deleted from Exhibit A and COMPANY shall no longer have any rights with respect to any such Licensed Right.

                             ARTICLE 9.00 - PATENTS.

9.01 PATENT NUMBERS. The COMPANY shall, if practical, mark all Licensed Products units sold in the United States with any applicable United States patent numbers, and all Licensed Products units sold in countries other than the United States with any applicable patent numbers of the country of sale. All Licensed Products units shipped to or sold in other countries in the Territory shall be marked in such a manner as to conform with the patent laws and other laws of the country of manufacture or sale.

9.02 INFRINGEMENT BY THIRD PARTY. The COMPANY shall promptly inform MAYO of any suspected infringement of any licensed patent rights by a third party, and MAYO and the COMPANY shall have the right to institute an action for infringement of the licensed patent rights against such third party consistent with the following:

(a) If MAYO and the COMPANY agree to institute suit jointly, then the suit shall be brought in the names of both parties. The costs of litigation, including attorneys' fees, shall be borne equally, and recoveries, if any, whether by judgment, award, decree, arbitration, or settlement, shall be shared equally. The COMPANY shall exercise control over such action, provided, however, that MAYO may, if it so desires, be represented by counsel of its own selection, and at its own expense.

(b) In the absence of an agreement to institute a suit jointly, the COMPANY may institute suit and, at its option, join MAYO as a plaintiff. The COMPANY shall bear the entire cost of such litigation, including attorneys' fees, and shall be entitled to retain from the amount of any recovery by way of judgment, award, decree, arbitration, or settlement all costs and expenses associated with the enforcement action and the remainder shall be considered Net Sales. MAYO shall cooperate reasonably with the COMPANY, except financially, in such litigation.

(c) In the absence of an agreement to institute a suit jointly, and if the COMPANY determines not to institute a suit, as provided in paragraph
         (b) of this Section 9.02, then MAYO may institute suit and, at its option, join the COMPANY as a plaintiff. MAYO shall bear the entire cost of such litigation, including attorneys' fees, and shall be entitled to retain the entire amount of any recovery by way of judgment, award, decree, arbitration, or settlement. The COMPANY shall cooperate reasonably with MAYO, except financially, in such litigation.

(d) If either party institutes a suit under this Section and then decides to abandon the suit, it shall first provide timely written notice to the other party of its intention to abandon the suit, and the other party, if it wishes, may continue prosecution of such suit, provided, however, that the sharing of expenses and of any recovery in such suit shall be agreed-upon separately by the parties.

9.03 PATENTS. The COMPANY shall pursue patent coverage and maintain patents for the Licensed Products at its own expense. Any patents resulting from the Licensed Rights or based upon the Licensed Products arising out of research conducted by MAYO and sponsored by the COMPANY shall be applied for on behalf of MAYO, and all rights shall be assigned to MAYO except that all such patents shall be included within the definition of Licensed Rights and therefore included in the license granted to the COMPANY hereunder. In the event the COMPANY elects to cease the prosecution of any Licensed Rights, COMPANY shall provide MAYO, within thirty days following the execution of this contract, a list of jurisdictions in which COMPANY intends to prosecute and maintain the patents listed on Exhibit A. If COMPANY elects not to pursue or maintain such patents in any such jurisdiction, it shall notify MAYO not less than sixty days before action or inaction is required within that jurisdiction. Upon giving such notice, COMPANY shall have no further obligations or rights with respect to such patent or patent application within that jurisdiction.

                       ARTICLE 10.00 - GENERAL PROVISIONS.

10.01 ASSIGNMENT AND SUBCONTRACT. Except as otherwise provided herein, the COMPANY is strictly prohibited from assigning or subcontracting any of its obligations or rights under this contract without MAYO's prior, express, written consent, which consent may be withheld in MAYO's sole discretion. Any other attempted assignment or subcontract is void. This contract is personal to the COMPANY. The foregoing notwithstanding, this Section 10.01 does not limit COMPANY'S exclusive license granted in Section 3.01 nor the Company's related right to sublicense granted in Section 3.05.

10.02 WAIVER. No part of this contract may be waived except by the further written agreement of the parties. Forbearance in any form from demanding the performance of a duty owed under this contract is not a waiver of that duty. Until complete performance of a duty owed under this contract is accomplished, the party to which that duty is owed may invoke any remedy under this contract or under law, despite its past forbearance in demanding performance of that duty.

10.03 GOVERNING LAW AND JURISDICTION. This contract is made and performed in Minnesota. It is governed by Minnesota law, but specifically not including
Article 2 of the Uniform Commercial Code as enacted in Minnesota. This is not a contract for the sale of goods. In addition, no Minnesota conflicts-of-law or choice-of-laws provisions apply to this contract. To the extent the substantive and procedural law of the United States would apply to this contract, it supersedes the application of Minnesota law. The parties agree that all disputes between them concerning this contract, whether arising before or after Termination, will be settled only according to the arbitration process described in Exhibit C, attached to and incorporated into this contract, and not through any action at law or in equity, except as otherwise permitted under Exhibit C.

10.04 HEADINGS. The headings of articles and sections used in this document are for convenience of reference only, and are not a part of this contract.

10.05 NOTICES. Any notice required to be given under this contract is properly provided if in writing and either personally delivered, or sent by express or certified mail, postage prepaid, to the parties at the following addresses, unless other addresses are provided consistent with this Section 10.5:

Mayo Foundation for Medical Education and Research
200 First Street SW

Rochester, Minnesota 55905-0001
Attn:  Office of Technology Transfer, Mayo Medical Ventures

GMP|Cardiac Care, Inc.
One East Broward Boulevard, Suite 1701
Fort Lauderdale, FL  33301
ATTN:  Michael Salem, Vice President

Unless otherwise expressly specified in this contract, notices sent by mail are considered effective upon the earlier of: the fifth (5th) day after dispatch (or the tenth (10th) day after dispatch if dispatched by air mail other than in the United States) or the day of actual receipt. Notices personally delivered are considered effective upon the date of delivery. It is the responsibility of the party giving notice to obtain a receipt for delivery of the notice, if that party considers such a receipt advisable.

10.06 LIMITATION OF RIGHTS CREATED. This contract is intended only to benefit the two parties to it. They have no intention to create any interests for any other party. Specifically, no interests are intended to be created for any customer, patient, research subjects, or other persons (or their relatives, heirs, dependents, or personal representatives) by or upon whom the Licensed Products may be used.

10.07 INDEPENDENT CONTRACTORS. In the performance of their respective duties under this contract, the parties are independent contractors of each other. Neither is the agent, employee, or servant of the other. Each is responsible only for its own conduct.

10.08 ENTIRE CONTRACT. This document states the entire contract between the parties about its subject matter. All past and contemporaneous discussions, agreements, proposals, promises, warranties, representations, guarantees, correspondence, and understandings, whether oral or written, formal or informal, are entirely superseded by this contract.

10.09 UNENFORCEABLE PROVISION. The unenforceability of any part of this contract will not affect any other part. This contract will be construed as if the unenforceable parts had been omitted.

10.10 CHANGES TO CONTRACT. No part of this contract, including this Section 10.10, may be changed except in writing, through another document signed by both parties.

10.11 CONSTRUCTION. Both parties agree to all of the terms of this contract. Both parties execute this contract only after reviewing it thoroughly. That one party or the other may have drafted all or a part of this contract will not cause this contract to be read more strictly against the drafting party. This contract, and any changes to it, will be interpreted on the basis that both parties contributed equally to the drafting of each of its parts.

10.12 NONDISCLOSURE. Neither party shall disclose any of the terms of this contract without the express, prior, written consent of the other party, or unless required by law.

       The next page of this contract is the signature page.
       The signature page is followed by Exhibits A, B and C.
       Exhibit C is the end of this contract.

This is the signature page for the TECHNOLOGY LICENSE CONTRACT.



MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH:


Signed:
       ----------------------------------------------

Printed Name:
             ----------------------------------------

Title:
      -----------------------------------------------

Date:                   May 26, 2000
      -----------------------------------------------




GMP|CARDIAC CARE, INC.:


Signed:
       ----------------------------------------------

Printed Name:             Bart Chernow, M.D.
              ---------------------------------------

Title:                  President
      -----------------------------------------------

Date:                    May 26, 2000
      -----------------------------------------------

Exhibit A - Licensed Rights
Exhibit B - Permitted Uses of Mayo Name and Logos
Exhibit C - Mandatory Mediation and Binding Arbitration

                                    EXHIBIT A

                                 LICENSED RIGHTS

1. Patent No. 5,895,376 Hemostasis Valve, System and Assembly, issued April 20, 1999

2. Patent Application Multi-Section Stent MMV 98-060, U.S. app. 09/292,588, filed 4/15/99 (a stent for purposes of Section 4.02)

3. Patent Application Automatic Manifold for Vascular Catheter MMV 95-111, U.S. app. 09/159,008, filed 9/23/98

4. Patent Application Apparatus for Flushing a Vascular Catheter MMV 95-109, U.S. app. 09/159,007, filed 9/23/98

5. Patent Application De-Bubbling Apparatus and Method of Use MMV 95-113, U.S. app. 09/159,007, filed 9/23/98

6. Patent-Application-in-Process: MMV Disclosure by David R. Holmes, Jr., M.D. and Robert S. Schwartz, M.D. regarding "Radiation Therapy, Alternative Approaches"

7. Patent-Application-in-Process: MMV Disclosure by Robert S. Schwartz, M.D. and David R. Holmes, Jr., M.D. regarding "Novel Therapy for Chronic Total Occlusion" (a stent for purposes of Section 4.02)

8. MMV Disclosure by David R. Holmes, Jr., M.D. and Robert S. Schwartz, M.D. regarding the "Smart Card"

                                    EXHIBIT B

                      PERMITTED USES OF MAYO NAME AND LOGOS

MAYO agrees that COMPANY may use its name:

         1. To publicize and promote the relationship between MAYO and COMPANY and the Licensed Products with the following phrase:
                  "Developed in cooperation with MAYO Clinic";

         2. In connection with press releases and other publications that have received MAYO's prior approval, which approval shall not be unreasonably withheld and any such request for approval shall be acted on and responded to by MAYO within five business days of the receipt of the request; provided, however, once COMPANY receives MAYO'S approval on a particular use, COMPANY is deemed to have MAYO approval to continue to use the same for other similar purposes; and

         3. To comply with the disclosure requirements, as reasonably interpreted by COMPANY'S counsel, of all applicable laws and regulations relating to its business, including United States and state securities laws.

                                    EXHIBIT C

                   MANDATORY MEDIATION AND BINDING ARBITRATION


1. NOTICE OF DISPUTE. Any dispute related to this Agreement between the parties, including its formation, performance, or termination, which cannot be resolved by the parties themselves within thirty (30) days of written notice by one party to the other of the existence of a dispute, may be referred by either of the parties to mandatory mediation and binding arbitration under the terms of this Exhibit. The parties intend the mediation/arbitration procedure described in this Exhibit to substitute in all cases for litigation related to any such dispute, subject only to Section 7, below, and this agreement to submit all such disputes to mandatory mediation and binding arbitration is irrevocable.

2. LIMITATION PERIOD. No demand for mediation/arbitration may be made regarding any claim more than one hundred eighty (180) days after written notice by one party to the other of the existence of a dispute, regardless of any otherwise applicable statute of limitations.

3. MEDIATOR/ARBITRATOR. If the parties cannot agree upon a single mediator/arbitrator within fourteen (14) days after written demand by either of them for mediation/arbitration, then a single mediator/arbitrator shall be chosen by the American Arbitration Association office in Minneapolis, Minnesota, within thirty (30) additional days after the fourteen (14) day period. The mediator/arbitrator shall be generally experienced in the legal and technical matters related to the dispute.

4. MEDIATION. Within thirty (30) days of the appointment of the mediator/arbitrator, the parties must attend a mediation session at which the mediator/arbitrator personally shall attempt to guide the parties to a settlement. Each party may be represented by counsel at the mediation, but each party must attend through an officer having authority to agree to a settlement at the mediation. The mediation session shall occur in Minneapolis or in St. Paul, Minnesota, and shall extend no longer than a single day. Statements or offers made at the mediation session shall not be admissible in any later arbitration hearing.

5. ARBITRATION. If such mediation has not resulted in a mutually-executed settlement agreement (or withdrawal of claim) within five (5) business days after the date of mediation, then the parties shall proceed to arbitration as described below. Such arbitration, which the parties intend to be final and to substitute for litigation, shall occur in Minneapolis or in St. Paul, Minnesota, and the arbitration results may be entered as a final judgment in any court with jurisdiction. The decision of the arbitrator shall be final and binding upon the parties both as to law and fact.

(a) Initial Disclosures. Within twenty-one (21) days after the date of mediation, the parties shall exchange written disclosures listing with reasonable specificity: (i) all exhibits expected to be used by the party at arbitration, and complete copies of such exhibits, (ii) all witnesses expected to be called by the party at arbitration, and (iii) the substance of the testimony of each witness. Copies of such disclosures shall be sent to the arbitrator. No exhibit or witness may be called if the same does not appear on such disclosure, and no witness may testify as to matters not described in such disclosure, except for rebuttal testimony as may be permitted by the arbitrator.

(b) Discovery Period. Within fourteen (14) days after exchange of the disclosure notices, the parties shall make specific discovery requests to the arbitrator, and within an additional fourteen (14) days the arbitrator shall issue to both parties a joint discovery order. The discovery period preceding the arbitration hearing shall not exceed sixty (60) days from the issuance of the discovery order by the arbitrator.

(c) Scope of Discovery. Discovery shall be limited to that ordered by the arbitrator as being reasonable and necessary, and in no case shall exceed the deposition of two (2) witnesses for each party, and/or the exchange of more than a total of twenty-five (25) specific and non-compound interrogatories by each party, and/or two specific requests by each party for the production of documents considered by the arbitrator to be reasonably relevant and not unduly burdensome.

(d) Hearing. The arbitration hearing, which shall be confidential to the parties and not open to the public, shall not exceed two (2) separate days, and shall be completed within thirty (30) days of the close of discovery. The arbitrator may admit any testimony or other evidence which the arbitrator decides is reasonably relevant to the issues of the arbitration, but excluding statements or offers made by either party at the mediation session.

(e) Final Decision. The arbitrator shall issue a final written decision no later than sixty (60) days following the end of the arbitration hearing, stating findings as to law and fact. The decision shall be confidential to the parties. The arbitrator shall be limited to determining and ordering the payment of actual and direct damages if any, and may order the payment of indirect, special, incidental, or consequential damages only where bad faith has been shown and/or to the extent required to fulfill any obligations under Article 7 of the Agreement. The arbitrator shall not order the payment of punitive or exemplary damages in any case.

6. COSTS AND FEES. Both parties shall be responsible for their own costs and fees (including attorney's fees), and shall divide common costs and fees equally; however, if the arbitrator specifically finds bad faith on the part of either party, then the arbitrator may order a different division of costs and fees.

7. EQUITABLE RELIEF. Nothing in this Exhibit prohibits either party from seeking equitable relief to protect its rights to the extent that irreparable harm may occur and damages would not be a sufficient remedy, except that neither party shall seek to enjoin mediation/arbitration as described in this Exhibit.

(a) Specific Performance. Among the equitable remedies that a party may seek under this part 7, either party may petition a court for specific performance of the terms of this Exhibit, including following the failure of either party without good cause to adhere to the time limits set out in this Exhibit. A party securing an order for specific performance under this part 7(a) is entitled to recover costs and reasonable attorneys' fees in connection with such petition for specific performance and any related hearings.

8. GOVERNING RULES AND LAW. To the extent not inconsistent with the terms of this Exhibit, the mediation and arbitration are governed by the rules of the American Arbitration Association, the Minnesota Arbitration Act, and the Federal Arbitration Act (9 U.S.C s. 1 et seq.).